EXHIBIT 99.1

Premier Exhibitions, Inc. Reports Third Quarter Fiscal 2010 Results

ATLANTA, Jan. 6, 2010 (GLOBE NEWSWIRE) -- Premier Exhibitions, Inc. (Nasdaq:PRXI), a major developer of touring museum-quality exhibits, today announced financial results for the fiscal year 2010 third quarter ended November 30, 2009:

 * Total revenue was $8.7 million in the third quarter of fiscal 2010 compared with $13.5 million in the third quarter of fiscal 2009.
   Last year's third quarter included $4.6 million in non-refundable license fees for future exhibitions.  The current quarter did not contain any such license fees.  Due to current year events, for fiscal 2010 and beyond, the Company will recognize non-refundable exhibition license fees as revenue when the applicable exhibitions open to the public.
 * Table 6 to this release shows the component parts of exhibition revenue.  While non-refundable license fees related to future exhibitions decreased 4.5 million, all other forms of exhibition revenue increased from the third quarter of 2009 to the third quarter of 2010.  Admissions revenue in the quarter increased 16%
   compared with the same quarter last year.
 * In the fourth quarter of fiscal 2009, the Company disposed of a subsidiary that sold merchandise at live music events in addition to our exhibitions.  Prior period revenues included revenues from these non-core activities. Consequently, merchandise revenue declined $1.4 million to $753,000 in the third quarter of fiscal
   2010 from $2.2 million in the third quarter of fiscal 2009.
 * General and Administrative expenses decreased $1.7 million to $4.7 million in the third quarter of fiscal 2010 compared with $6.4 million in the 2009 third quarter.  The tables below include a summary of the major components of General and Administrative expenses.  Total compensation expense decreased 38%.  However, legal and professional fees remained high as the Company continued
   to resolve legacy issues.
 * Gross profit decreased to $2.6 million in the third quarter of fiscal 2010 from $4.9 million in the third quarter of fiscal 2009, largely a reflection of the revenue from the pre-paid license transaction in the prior year period.
 * The third quarter of fiscal 2010 GAAP loss of ($2.2) million or
   ($0.05) per share compares with a GAAP loss of ($1.8) million or
   ($0.06) per share for the third quarter of fiscal 2009.
 * For the third quarter of fiscal 2010, Adjusted EBITDA (a non-GAAP measure) was ($1.9) million which compares with ($1.0) million in the third quarter of fiscal 2009. (1) Reconciled GAAP and non-GAAP financial measures are provided in the tables below.
 * On November 30, 2009, total cash and marketable securities were
   $10.2 million.  The Company currently has approximately $13.8 million in cash and marketable securities on hand and no debt.
 * Total days of operation for the third quarter of fiscal 2010 decreased 17 percent to 1,361 compared with 1,641 in the third quarter of fiscal 2009, primarily reflecting management's decision to eliminate three touring Bodies shows in the first quarter of fiscal 2010.
 * Average daily attendance for the third quarter of fiscal 2010 increased 2 percent to 602 compared with 589 in the third quarter of fiscal 2009, as total attendance for the third quarter of fiscal
   2010 decreased 15 percent to 819,941 compared with 967,358 in the third quarter of fiscal 2009, in line with reduced days of operation.
 * Additionally, the Company resolved its litigation with Arnie
   Geller, the Company's previous CEO and Chairman. The agreement is a mutual release of all claims and counter claims, and involves a payment to Mr. Geller which is not material to the company. This expense has been included in the results of operations for the third fiscal quarter.

Chris Davino, Premier Exhibition's Chief Executive Officer, stated, "Our third quarter results continue to reflect the impact of restructuring the business, but results of our core operations have improved over the prior year as we focus on booking profitable revenue rather than growth at any cost. We remain focused on keeping operating costs in line, although legacy issues -- primarily litigation costs and the costs associated with eliminating and restructuring certain of our third-party relationships -- continued to weigh on our results this quarter. We have made great strides in filling the holes in the exhibition schedule that existed when we took over the business in January 2009, and our latest self-run shows in North America are performing better than expected. Days of operation decreased partly by design as we continue to scale the business with the aim of becoming more streamlined and more profitable."

John Stone, Premier's Chief Financial Officer, said, "Third quarter revenue was down compared with the second quarter, consistent with trends in prior years. This sequential pattern can be seen in table 6 below, which separates non-recurring licensing revenue related to future exhibitions. Contrary to the practices of past management, we will only recognize license revenue when the related show occurs. It is worth noting that the other forms of exhibition revenue increased nicely compared with last year's third quarter on higher ticket pricing, a slight increase in average daily attendance per show, and a richer mix of self-run shows. In addition, G&A expenses decreased 28% from the same quarter last year due to headcount and other expense reductions we've implemented."

Mr. Stone continued, "When new management arrived at Premier 11 months ago, we quickly learned that payables had been stretched to their breaking point in order to conserve cash. As a result, our first job was to pacify vendors so the Company could continue to operate on a day-to-day basis, which meant paying down the bills that had accumulated. As a result, we brought accounts payable down from $11.7 million in February 2009 to $4.3 million today, which used a significant amount the $12 million in cash that we raised in the first half of the year and was painful, but was necessary to continue operating. Without working capital adjustments such as the reduction in payables, the business has been cash flow positive in Fiscal 2010. Now that we've substantially improved the balance sheet, our next step is to improve the income statement. You should begin to see evidence of this in coming quarters as legal fees and legacy non-cash write-offs abate and our exhibition calendar is filled."

3Q10 Conference Call Information

Company management will host its third quarter fiscal 2010 conference call on January 7, 2010 at 9:00 a.m. (EST). Interested parties can access the call by dialing 1 (800) 274-0251 in the U.S. and 1 (719) 325-2331 internationally. Callers should reference confirmation code 6614517. A transcript of the conference call will be made available on the Company's website: www.prxi.com.

 (1) Adjusted EBITDA
 See Table 4 below for reconciliations of Adjusted EBITDA to GAAP Net income (loss).

This press release contains certain financial measures that are not prepared in accordance with GAAP (generally accepted accounting principles in the U.S.). Such financial measures are referred to herein as "non-GAAP" and are presented in this press release in accordance with Regulation G as promulgated by the Securities and Exchange Commission. A reconciliation of each such non-GAAP measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes each such non-GAAP financial measure provides useful information to investors, is provided below.

Adjusted EBITDA is a non-GAAP financial measure that the Company defines as earnings before certain unusual and/or non-cash charges, depreciation and amortization, loss (gain) on sale of operating assets, impairment of intangible assets and goodwill, and non-cash compensation expenses. The Company uses Adjusted EBITDA to evaluate the performance of its operating segments. The Company believes that information about Adjusted EBITDA assists investors by allowing them to evaluate changes in the operating results of the Company's portfolio of businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. Adjusted EBITDA is not calculated or presented in accordance with GAAP. A limitation on the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in the Company's business. Accordingly, Adjusted EBITDA should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies. Therefore, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures of other companies.

About Premier Exhibitions

Premier Exhibitions, Inc. (Nasdaq:PRXI) develops and tours museum quality exhibitions. Presently the Company operates and/or presents and promotes three different types of exhibitions:

 * "Titanic: The Artifact Exhibition," and "Titanic Aquatic;"

 * "Bodies... The Exhibition," and "Bodies Revealed;"

 * "Dialog in the Dark."

Additional information about Premier Exhibitions is available at www.prxi.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. The actual results or outcomes of Premier Exhibitions, Inc. may differ materially from those anticipated. Although Premier Exhibitions believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any such assumptions could prove to be inaccurate. Therefore, Premier Exhibitions can provide no assurance that any of the forward-looking statements contained in this press release will prove to be accurate.

In light of the significant uncertainties and risks inherent in the forward-looking statements included in this press release, such information should not be regarded as a representation by Premier Exhibitions that its objectives or plans will be achieved. Included in these uncertainties and risks are, among other things, fluctuations in operating results, general economic conditions, uncertainty regarding the results of certain legal proceedings and competition. Forward-looking statements consist of statements other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "intend," "expect," "will," "anticipate," "estimate" or "continue" or the negatives thereof or other variations thereon or comparable terminology. Because they are forward-looking, such statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Premier Exhibitions' most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled "Risk Factors." Premier Exhibitions does not undertake an obligation to update publicly any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Table 1
Premier Exhibitions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	November 30, 2009 (unaudited)	February 28, 2009
Assets

Current assets:
Cash and cash equivalents	$ 6,927	$ 4,452
Marketable securities	3,300	1,277
Accounts receivable, net of allowance for doubtful accounts of $543 and $1,193, respectively	3,060	5,009
Merchandise inventory, net of reserve of $233 and $143, respectively	749	431
Income taxes receivable	6,710	3,806
Deferred income taxes	2,087	1,408
Prepaid expenses and other current assets	3,737	4,981
Total current assets	26,570	21,364

Artifacts owned, at cost	3,056	3,081
Salvor's lien	1	1
Property and equipment, net of accumulated depreciation of $10,280 and $7,503, respectively	14,415	15,706
Exhibition licenses, net of accumulated amortization of $4,532 and $4,806, respectively	3,715	7,225
Goodwill	--	2,567
Deferred income taxes	1,973	2,685
Note receivable	563	625
Other assets	250	521
	$ 50,543	$ 53,775

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$ 4,313	$ 11,712
Deferred revenue	1,941	2,340
Total current liabilities	6,254	14,052
Long-term liabilities:
Income taxes payable	1,191	1,166
Total long-term liabilities	1,191	1,166

Shareholders' equity:
Common stock; $.0001 par value; authorized 65,000,000 shares; issued 47,648,483 and 31,265,415 shares, respectively outstanding 46,582,034 and 29,414,919, respectively	5	3
Additional paid-in capital	57,695	44,691
(Accumulated deficit) retained earnings	(7,103)	1,384
Accumulated other comprehensive loss	(309)	(331)
Treasury stock, at cost; 1,066,449 shares	(7,190)	(7,190)
Total shareholders' equity	43,098	38,557

	$ 50,543	$ 53,775

Table 2
Premier Exhibitions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)
Three Months Ended

	November 30, 2009 3Q10	August 31, 2009 2Q10	November 30, 2008 3Q09	August 31, 2008 2Q09
Revenue:
Exhibition revenues	$ 7,949	$ 12,503	$ 11,285	$ 12,636
Merchandise and other	753	937	2,171	2,468
Total revenue	8,702	13,440	13,456	15,104

Cost of revenue:
Exhibition costs	5,719	5,052	7,348	7,440
Cost of merchandise sold	340	213	1,252	522
Total cost of revenue (exclusive of depreciation and amortization shown separately below)	6,059	5,265	8,600	7,962
Gross profit	2,643	8,175	4,856	7,142

Operating expenses:
General and administrative	4,660	7,449	6,429	4,718
Depreciation and amortization	1,412	1,318	1,273	1,123
Total operating expenses	6,072	8,767	7,702	5,841
Income (Loss) from operations	(3,429)	(592)	(2,846)	1,301

Other (expense) income	(46)	(171)	139	78

Income (loss) before benefit from income taxes	(3,475)	(763)	(2,707)	1,379

(Benefit) provision from income taxes	1,305	(250)	865	440

Net income (loss)	$ (2,170)	$ (513)	$ (1,842)	$ 939

Net income (loss) per share:
Basic income (loss) per common share	$ (0.05)	$ (0.02)	$ (0.06)	$ 0.03
Diluted income (loss) per common share	$ (0.05)	$ (0.02)	$ (0.06)	$ 0.03

Shares used in basic per share calculations	41,019,416	30,212,306	29,291,666	29,203,500
Shares used in diluted per share calculations	41,019,416	30,212,306	29,291,666	31,245,556

Three Months Ended

	November 30, 2007 3Q08	August 31, 2007 2Q08
Revenue:
Exhibition revenues	$ 16,311	$ 15,480
Merchandise and other	424	642

Total revenue	16,735	16,122

Cost of revenue:
Exhibition costs	5,172	3,940
Cost of merchandise sold	33	102
Total cost of revenue (exclusive of depreciation and amortization shown separately below)	5,205	4,042

Gross profit	11,530	12,080

Operating expenses:
General and administrative	6,934	3,442
Depreciation and amortization	614	567
Total operating expenses	7,548	4,009
Income (Loss) from operations	3,982	8,071

Other (expense) income	289	248

Income (loss) before benefit from income taxes	4,271	8,319

(Benefit) provision from income taxes	1,541	2,774

Net income (loss)	$ 2,730	$ 5,545

Net income (loss) per share:

Basic income (loss) per common share	$ 0.09	$ 0.19
Diluted income (loss) per common share	$ 0.08	$ 0.17

Shares used in basic per share calculations	30,047,900	29,792,671
Shares used in diluted per share calculations	34,097,129	33,478,800

Table 3
Premier Exhibitions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2009	2008	2009	2008
Cash flows from operating activities:
Net loss	$ (2,170)	$ (1,842)	$ (8,487)	$ (1,815)
Adjustments to reconcile net income to net cash provided (used) by operating activities:

Depreciation and amortization	1,412	1,424	4,357	3,696
Stock-based compensation	156	618	468	(400)
Allowance for doubtful accounts	(1,475)	257	(588)	476
Impairment of goodwill and intangible assets	--	--	4,512	--
Excess tax benefit on the exercise of employee stock options	--	35	--	30
Stock issued in connection with lawsuit settlement	--	--	50	--
Accrued interest converted into common stock	247	--	247	--
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	3,742	(1,995)	2,599	(4,106)
(Increase) in merchandise inventories	(203)	(1,357)	(318)	(1,357)
Decrease (increase) in deferred income taxes	1,534	(105)	36	(122)
(Increase) decrease in prepaid expenses and other current assets	(1,686)	1,771	1,526	655
(Increase) in income tax receivable	(2,597)	(776)	(2,904)	(3,271)
Increase (decrease) in deferred revenue	1,265	232	(399)	685
(Decrease) increase in accounts payable and accrued liabilities	(491)	2,128	(7,398)	3,938
Total adjustments	1,904	2,232	2,188	224
Net cash used in operating activities	(266)	390	(6,299)	(1,591)

Cash flows used by investing activities:
Proceeds from Carpathia receivable	--	--	--	2,500
Purchases of property and equipment	(443)	(4,145)	(1,486)	(8,974)
Purchase of exhibition licenses	--	199	--	(1,908)
Acquisition, net of cash received	--	--	--	(2,101)
Purchase of marketable securities	(16)	(199)	(2,023)	(218)
Net cash used by investing activities	(459)	(4,145)	(3,509)	(10,701)

Cash flows from financing activities:
Proceeds from issuance of convertible notes	--	--	12,000	--
Proceeds from revolving line of credit	--	3,969	--	3,969
Payments on revolving line of credit	--	(3,542)	--	(3,542)
Excess tax benefit on the exercise of employee stock options	--	(35)	--	(30)
Proceeds from option exercises	--	--	261	229
Net cash provided by financing activities	--	392	12,261	626

Effects of exchange rate changes on cash and cash equivalents	1	(33)	22	(51)
Net (decrease) increase in cash and cash equivalents	(724)	(3,396)	2,475	(11,717)
Cash and cash equivalents at beginning of year	--	--	4,452	16,426

Cash and cash equivalents at end of period	$ (724)	$ (3,396)	$ 6,927	$ 4,709

Supplemental disclosure of cash flow information:
Cash paid during the period for taxes	$ --	$ --	$ --	$ 1,529

Supplemental disclosure of non-cash investing and financing activities:
Cashless exercise of stock options	$ --	$ --	$ 14	$ --
Conversion of convertible notes and accrued interest	$ --	$ --	$ 12,247	$ --

Table 4
EBITDA and Adjusted EBITDA
(In thousands)
Three Months Ended

	November 30, 2009 3Q10	November 30, 2008 3Q09	August 31, 2009 2Q10
Net loss	$ (2,170)	$ (1,842)	$ (513)
(Benefit) provision from income taxes	(1,305)	(865)	(250)
Other expenses	46	(139)	171
Gain on disposal	(21)	--	--
Depreciation & Amortization	1,412	1,273	1,318
Stock-based compensation	157	618	100
Adjusted EBITDA	$ (1,881)	$ (955)	$ 826

Non-GAAP Measure:

Adjusted EBITDA is defined as earnings before certain unusual and/or non-cash charges, depreciation and amortization, loss (gain) on sale of operating assets, impairment of intangible assets and goodwill, and non-cash compensation expense. Adjusted EBITDA should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP.

Table 5
Summary of General & Administrative expense
(In thousands)
Three Months Ended

	November 30, 2009 3Q10	November 30, 2008 3Q09
Compensation, excluding stock based compensation	$ 1,699	$ 2,377
Stock-based compensation	157	618
Bad Debt Expense	(3)	257
Legal and other professional fees	1,317	1,236
Rent and other office expenses	331	468
Other	1,159	1,473
General & Administrative expense	$ 4,660	$ 6,429

Table 6
Exhibition Revenues
(in thousands)
Three Months Ended

	Nov. 30, 2009 3Q10	Aug. 31, 2009 2Q10	Nov. 30, 2008 3Q09	Aug. 31, 2008 2Q09	Nov. 30, 2007 3Q08	Aug. 31, 2007 2Q08
Admissions revenue	$ 6,933	$ 10,718	$ 5,977	$ 11,851	$ 8,998	$ 11,748
Non-refundable license fees for future exhibitions	--	--	4,590	400	6,183	2,669
Non-refundable license fees for current exhibitions	1,016	1,785	718	385	1,130	1,063

Total exhibition revenues	$ 7,949	$ 12,503	$ 11,285	$ 12,636	$ 16,311	$ 15,480

During the first quarter of fiscal 2010, the Company entered into an amendment to an existing multiple element agreement with promoters that modified certain of the terms and conditions of the agreement. Although these modifications had no impact on revenue recognized in this fiscal year or prior periods, the amendments modify our analysis and computation of the fair value of the undelivered elements in such a way that we will no longer be able to support the fair value of the undelivered elements in a multiple element arrangement as required by U.S. GAAP. As a result, during fiscal 2010 and in the future the Company will no longer recognize payment of non-refundable exhibition license revenue upon execution of an agreement or upon cash collection as a separate deliverable, but rather will defer such amounts until the time that the exhibition occurs, or the allowed time period for such an exhibition has passed and no remaining obligation to host such exhibition exists. This first quarter change had no impact on revenue recognized in prior periods, including non-refundable exhibition license revenue that was recognized.

CONTACT:  Premier Exhibitions, Inc.
          Investor Contact:
          John Stone, Chief Financial Officer
          404.842.2600
          john.stone@prxi.com